Exhibit 10.1


                                 ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 17th day of February, 2006, by and between Tires Into Recycled Energy and Supplies, Inc., a North Carolina corporation having its principal place of business at 5170-C Indiana Avenue, Winston-Salem, North Carolina 27106 ("Purchaser"), GreenMan Technologies of Georgia, Inc., a Georgia corporation, having its principal place of business at 138B Sherrell Avenue, Jackson, Georgia 30233 ("Seller"), and, joining in the execution hereof for the limited purposes hereinafter set forth, GreenMan Technologies, Inc., a Delaware corporation, having its principal place of business at 7 Kimball Lane Bldg. A, Lynnfield, Massachusetts 01940 ("Parent").

                              W I T N E S S E T H:

      WHEREAS, Seller owns and operates a facility for the recycling of truck tires (the "Business") that does business throughout the Southeastern United States; and

      WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, subject to the terms and under the conditions set forth in this Agreement, certain of the Seller's assets, free and clear of any and all liabilities or obligations of Seller with respect to the operation of the Business; and

      NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

                                    ARTICLE I
                    PURCHASE AND SALE OF ASSETS; LIABILITIES

      1.1 Sale of Assets. At the Closing (as such term is defined in Section 4.1 of this Agreement) and subject to the terms and under the conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, the specifically defined assets listed on Schedule 1.1(a) and Schedule l.1(b) and described in
Section 1.1(c), (d) and (e) hereof (hereinafter referred to collectively as the "Assets"):

            (a) Tangible Personal Property. The specific equipment and furnishings listed and described on Schedule 1.1(a) attached hereto (the "Tangible Personal Property").

            (b) Contracts. All of Sellers' right, title and interest in and to those certain Contracts described on Schedule 1.1(b) attached hereto (the "Contracts"). Purchaser shall have the right to exclude any of the Contracts upon written notice to Seller delivered within thirty (30) days from the Closing with no penalty, no obligation to customer, and no adjustment to the Purchase Price.

            (c) Intangible Assets. All of Seller's books, records, reports, technical data, and internal memoranda relative to the purchased Tangible Personal Property and Contracts, as well as all information on computer hardware and software, customer and client lists, supplier and vendor lists, and telephone listings and numbers used by Seller in the Business (collectively, the "Intangible Assets").

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            (d) Licenses, Permits and Approvals. To the extent assignable, all licenses, permits and approvals with respect to the Business and the Real Property (as hereinafter defined), including, but not limited to, all rights of Seller under any building permits, certificates of occupancy and occupational licenses (together, the "Licenses").

            (e) Warranties. All rights of Seller under or pursuant to all warranties, representations and guarantees made by any contractors in connection with products sold or services provided to Seller for its Business, or affecting the property, machinery or equipment identified in the Schedules.

      1.2 Lease of Real Property. At the Closing, Seller agrees to execute a sublease agreement ("Sublease Agreement") in the form set forth in Exhibit 1.2 with respect to a portion of the real property located at 138 Sherrell Avenue, Jackson, Butts County, Georgia 30233 ("Real Property") and defined, in detail, in Exhibit 1.2. Seller further agrees to insure that all tire-derived material on site will be moved as necessary to insure that this is not on Purchaser's portion of site. Seller shall obtain all consents necessary for the execution of the Sublease Agreement and any and all non-disturbance agreements with respect to the prime lease. The Sublease Agreement will renew daily so as to provide for a rolling 6-month commitment by the Purchaser. The parties agree that the monthly rental for the initial 3 months shall be No Dollars and No Cents ($0.00) and Four Thousand Two Hundred and Eighty-Seven Dollars and Fifty Cents ($4,287.50), all-inclusive (insurance, taxes and maintenance), in advance thereafter.

      1.3 Rasper Material. To the extent the Seller has not already done so as of the Closing, Seller agrees, as part of this overall sale, to provide from its Minnesota affiliate, four loads a week (approximately 44,000 lbs per load) of all black truck tire 3/4 ? rasper material that meets established specifications from Material Supply Agreement (as defined in paragraph 1.5 below) either prior to the Closing or for the four weeks subsequent to the Closing at the lower of the cost described in the Material Supply Agreement or the cost of transporting the material to Purchaser's Calhoun, Georgia facility.

      1.4 Excluded Assets. All assets owned by the Seller and not specifically identified on Schedule(s) 1.1(a) and 1.1(b) or in Sections 1.1(c), (d) or (e) are excluded, including but not limited to: (i) cement kiln contracts; (ii) Contracts with affiliates; (ii) the corporate records book and the corporate stock record or register of Seller; (iii) prepaid and deposit accounts, cash and accounts receivable; (iv) all raw material, work in process and finished goods and inventory associated with the Business.

      1.5 Purchase Price for the Assets and the Real Property. . Subject to the terms, provisions and conditions of this Agreement, the purchase price for the Assets (the "Purchase Price") shall be the sum of One Hundred Fifty-Five Thousand and No/100 Dollars ($155,000.00), which the Buyer shall pay to the Seller at the Closing in cash, by certified check or by wire transfer of good funds to an account directed by the Seller. In addition to the Purchase Price, and as additional consideration, as of the Closing the Purchaser shall terminate all current and future obligations of Seller, Parent and their affiliates under the following Agreements, which shall thereafter be null and void: (i) December 8, 2005, Material Supply Agreement ("Material Supply Agreement") and June 6,


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2005 Amendment thereto; (ii) December 8, 2005 Letter of Intent and June 6, 2005
amendment thereto (with the exception that Purchaser will retain the 127,389 shares of Parent's common stock provided under such agreement); (iii) June 6, 2005 Fiber Supply Agreement; (iv) June 6, 2005 Whole Tire Supply Agreement; and
(v) the Rasper and Clean Wire Processing Equipment, Tire Shredding Equipment and Rubber Granulation Equipment leases dated December 8, 2004

      1.6 Allocation of Purchase Price. The Purchase Price for the Assets and the Real Property shall be allocated among the Assets and the Real Property as set forth on Schedule 1.6 attached hereto (the "Allocation Schedule"), which shall be completed immediately prior to, or at, the Closing and initialed by the parties. Seller and Purchaser each covenants and agrees not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding in relation to any income tax which is in any way inconsistent with the Allocation Schedule. Further, Seller and Purchaser each covenants and agrees to timely comply with all filing requirements of Section 1060 of the Code.

      1.7 Liabilities. Other than obligations under the Contracts purchased and not excluded as provided in Section 1.1(b), if any, Purchaser will not assume any of the obligations or liabilities of Seller of any kind or nature whatsoever, regardless of whether such obligation or liability is known or unknown, foreseen or unforeseen, asserted or unasserted, absolute or contingent or arises from contract, tort or otherwise.

      1.8 Instruments of Conveyance and Transfer. At the Closing, Seller and Parent shall execute and deliver to Purchaser the closing documents described in
Section 6.10 below and such other bills of sale, endorsements, assignments, third party agreements and other good and sufficient instruments of conveyance, sale and assignment, satisfactory in form and substance to Purchaser and its legal counsel, as shall be effective to vest in Purchaser good and marketable title to all of the Assets and marketable leasehold title to the Real Property, all as provided in this Agreement. At the Closing, Buyer shall pay the Purchase Price and shall execute and deliver to Seller the closing documents described in
Section 7.5 below. Concurrently with and after such delivery, Seller will take all additional steps as may be required to put Purchaser in possession and operating control of the Assets and the Real Property. To the extent that after the Closing any party discovers that such instruments fail to transfer to Purchaser any portion of the Real Property or any item which comprises a part of the Assets, Seller and their respective heirs, legal representatives, successors and assigns, agrees to execute such further instruments as shall be necessary to transfer title to such portion of the Real Property or such item to Purchaser.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

      Seller represents and warrants to and for the benefit of Purchaser as follows:

      2.1 Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties.


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

      2.2 Seller's and Parent's Corporate Action. The execution, delivery and performance of this Agreement by Seller and Parent, and the consummation of the transactions contemplated by this Agreement, including the conveyance, transfer and delivery of the Assets, have been duly authorized by Seller's and Parent's board of directors and by all other necessary corporate action.

      2.3 Valid and Binding Agreement. Seller and Parent have full legal right, capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes the legal, valid and binding obligations of Seller and Parent, enforceable against Seller and Parent in accordance with its terms.

      2.4 No Breach of Statute, Decree or Other Instrument. Neither the execution and delivery of this Agreement by Seller or Parent nor the performance of or compliance with the terms and provisions of this Agreement on the part of Seller or Parent will violate or conflict with any term of the Articles of Incorporation or Bylaws of Seller or Parent or constitute a material breach or violation of any statute, law, rule or regulation of any governmental authority affecting Seller or Parent or will on the date of the Closing (the "Closing Date") conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree, contract, lease, agreement, indenture or other instrument to which Seller or Parent are a party or by which Seller or Parent are bound.

      2.5 Compliance with the Law. The execution, delivery and performance of this Agreement will not conflict with or result in a breach or violation of any law or regulation to which Seller is subject.

      2.6 Consents Required. The Seller and Parent have received, or will prior to the Closing receive, all necessary consents, authorizations or approvals of or has made, or will prior to the Closing make, the necessary filings with any governmental authority or agency, or any third party, in connection with the consummation of the transactions contemplated hereby.

      2.7 No Undisclosed Liabilities. Except as expressly disclosed in writing to Purchaser as of the execution hereof, there are no liabilities or obligations (including, but not limited to, any tax liabilities or accruals) of Seller, including any contingent liabilities, that are, individually or in the aggregate, material to the Assets and the transactions contemplated by this Agreement. At the time of the Closing, there will be no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, or arising out of transactions entered into or any state of facts existing, for which Purchaser may become liable or which may adversely affect the free and clear title of Purchaser to the Assets or the Real Property after the Closing.

      2.8 Tax Matters. All Federal, state, and local tax returns and tax reports required to be filed by Seller, and with respect to which the failure to file could give rise to a lien on all or any part of the Assets, on or before the date hereof, have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of such returns were true, correct and complete as filed. All Federal, state, and local income, franchise, sales, use, property, excise, payroll and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to Seller, the non payment of which could give rise to a lien on all or any part of the Assets, as of the date hereof have been fully paid, and appropriate accruals have been made on Seller's books for taxes not yet due and payable. There are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of Seller with respect to all or any part of the Assets.


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      2.9 Contracts and Leases. Other than the Contracts, Seller does not have any existing contract, lease or commitment with respect to the Business or any of the Assets that will affect in any way any of the Assets after the Closing or Purchaser's business to be conducted with the Assets after the Closing. Seller has agreed that Purchaser may assume the activities of the Contracts ahead of Closing as Seller no longer has the means to service said Contracts. Seller agrees to furnish Purchaser with a letter (approved by Purchaser) to be sent to each contracted tire generator explaining the sale of Assets and Contracts and the assignment thereof. Furthermore, Seller agrees to assist, as requested by Purchaser, in the transfer of said Contracts and in Purchaser's efforts to re-establish the truck tire flow. Prior to the date of this Agreement, Purchaser has been supplied with a true and complete copy of each of the Contracts.

      2.10 Title; Liens and Encumbrances. Except as to the liens and encumbrances listed and described on Schedule 2.10 attached hereto, Seller is vested with, and at the Closing shall be vested with, good and marketable title to all of the Assets free and clear of all restrictions, mortgages, security interests and other encumbrances, and all liens and charges of any kind or nature whatsoever. The Assets, and the leasehold interest in the Real Property, shall be sold at Closing free and clear of all such liens and encumbrances, except with respect to mechanic's liens which have not been reduced to judgment. The Seller and the Purchaser agree to deliver the documents required to be delivered pursuant to Sections 6.10 and 7.5 to counsel for Purchaser until such time as the Liens and Encumbrances reflected in Schedule 2.10, (except with respect to the mechanic's liens which have not been reduced to judgment), have been released and the Purchaser has been provided with written confirmation, acceptable to Purchaser, from a reputable title examiner/search firm, that none of the lawsuits reflected in Schedule 2.19 have created a lien against any of the Assets and the leasehold interest in the Real Property, that no additional liens or claims have been filed against the Assets and the leasehold interest in the Real Property and that all liens and encumbrances have been released, other than Mechanic's Liens which have not been reduced to judgment. At such time as the Purchaser has received such acceptable written assurance that all such liens and encumbrances have been released, or have not attached, and that no new liens and claims have been filed, Purchaser shall deliver the Purchase Price to Seller and Purchaser's counsel shall deliver the documents to the parties entitled thereto. If the Seller is unable to provide all necessary releases of liens, claims and encumbrances (other than Mechanic's Liens which have not been reduced to judgment) within ten (10) days from the Seller's and Purchaser's delivery of the documents required to be delivered pursuant to Sections 6.10 and 7.5, or such longer date as may be mutually agreed to between Purchaser and Seller, Purchaser may instruct its counsel to return the Seller's document to Seller and the Purchaser's documents to Purchaser and to declare the Seller in default under this Agreement.

      2.11 Condition of Tangible Personal Property. Seller has delivered, or prior to the Closing will deliver, to Purchaser an accurate list and summary description of all of the Tangible Personal Property. All items of the Tangible Personal Property shall be sold "AS IS" with no warranties of any kind with respect to their condition.

      2.12 Real Property; Seller's Facilities. Seller does not own or have any interest of any kind (whether ownership, lease or otherwise) in any real property used in the Business, except to the extent of Seller's interest as lessee for the Real Property. The buildings and other facilities used by Seller on the Real Property (the "Seller's Facilities") are in good condition


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

(reasonable wear and tear excepted), and are adequate for the operation of the Business as presently conducted by Seller. To Seller's knowledge, Seller's use of the Seller's Facilities in the normal conduct of the Business does not violate any applicable building, zoning or other law, ordinance or regulation affecting such real property, and no covenants, easements, rights of way or other such conditions of record impair Seller's use of the Seller's Facilities in the normal conduct of Seller's business. All of the buildings, fixtures and other improvements located on the Real Property are accessible by public roads, and during the two (2) year period prior to the date hereof, Seller has not experienced any material interruption in the delivery of adequate quantities of any utilities or other public services required by Seller in the normal operation of the Business.

      2.13 Compliance. As of the date of this Agreement, and upon transfer of all rights of Seller in same to Purchaser at the Closing, the Assets, the Real Property and all other fixtures, equipment, signage and other improvements installed or located on the Real Property, and the operation of the Business on the Real Property, to the Seller's knowledge, are and will be in compliance with any and all applicable city, county, state or federal statutes, ordinances, codes and regulations applicable to the size, design, use or occupancy of same, including, but not limited to, all land use and zoning codes and regulations and all building codes.

2.14  Environmental Matters.

            (a) As used in this Section: (i) the term "Environmental Laws" means all Federal, state and local laws, statutes, regulations, permits, orders, ordinances, codes, rules and other governmental restrictions, requirements and duties, including common law, relating to the treatment, storage, disposal or release of air pollutants, water pollutants or processed waste water or otherwise relating to human health, the environment or hazardous substances, including, but not limited to, the Federal Solid Waste Disposal Act; the Federal Clean Air Act (including, but not limited to, the Clean Air Act Amendments of 1990); the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and similar state laws, all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereinafter in effect; and (ii) the terms "hazardous substances," "release," "respond," "response," and all variations and derivatives thereof shall mean and include, without limitation, all radioactive materials, asbestos and asbestos-containing materials, PCB's, petroleum products and by-products, all solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal health, and all substances defined or listed as "hazardous substances," "toxic substances," "hazardous waste," "toxic pollutants" in, or otherwise regulated under any Environmental Law, including, but not limited to, the meanings ascribed to them in CERCLA.


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

            (b) Except as described on Schedule 2.14, Seller has not received notice of any pending or threatened litigation or administrative proceeding which in any instance (i) asserts or alleges any violation of applicable Environmental Laws on the part of Seller, (ii) asserts or alleges that Seller is required to clean up, remove or otherwise take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (iii) asserts or alleges that Seller is required to pay all or any portion of the costs of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Seller. Seller is not subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws. To the knowledge of Seller, Seller has not been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any Environmental Laws. Seller is not a participant in, nor does Seller have knowledge of, any governmental investigation involving the Seller's Assets or the Real Property.

            (c) Except as described on Schedule 2.14, neither Seller nor, to the knowledge of Seller any other person, firm, corporation or governmental entity has caused or permitted any hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at any portion of the Real Property, which materials, if known to be present, may reasonably be expected to require or authorize cleanup, removal or other remedial action under any applicable Environmental Laws.

            (d) Except as described on Schedule 2.14, to the knowledge of Seller there are not now nor have there ever been, any tanks or other storage facilities on, under or at any portion of the Real Property which contain or contained hazardous substances or other materials which, if known to be present in soils or ground water, may reasonably be expected to require or authorize cleanup, removal or other remedial action under any Environmental Laws.

            (e) To the knowledge of Seller, Seller has in full force and effect all material permits, licenses and approvals required to be maintained under any Environmental Laws applicable to Seller or any of the Seller's Facilities. Seller disclaims any representation or warranty as to whether any of such permits, licenses and approvals are transferable to Purchaser, provided that the transfer of any such permits and licenses and the obtaining of any such approvals are a condition of Purchaser's obligation to Close as provided in Article VI.

            (f) Except as described on Schedule 2.14, Seller is not aware of any monitoring and testing equipment and records which are legally required to assess environmental compliance in accordance with Environmental Laws at any of the Seller's Facilities or any other real property owned or leased by Seller, and, Seller has no knowledge of any conditions presently existing at any real property currently owned, leased or occupied by Seller which would subject Seller to any damages, penalties, cleanup costs or other liability under any applicable Environmental Laws, or which may reasonably be expected to require cleanup, removal, remedial action or other response under any applicable Environmental Laws.


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

            (g) The parties agree that the Phase I Environmental Report prepared by Withers & Ravenel, 111 MacKenan Drive, Cary, NC 27511, dated November 16, 2005, reflects the condition of the Real Property as of the date hereof.

      2.15 Insurance. Each insurance policy maintained by Seller with respect to the Assets and the operation of the Business and the date of expiration thereof is listed and briefly described on Schedule 2.15 attached hereto, including the names of the insurer, the policy limits and the deductibles of each such insurance policy. The types and levels of such insurance coverages are reasonable and customary for businesses that are similar in type, size and location to the Business. All such policies are in full force and effect and are issued by insurers of recognized responsibility. Seller is not in default with respect to its obligations under any of the insurance policies relating to the Assets or the Business.

      2.16 Warranties. All claims outstanding, pending or, to the knowledge of threatened for breach of any warranty relating to any products or services of the Business sold by Seller prior to the date hereof are listed and described on
Schedule 2.16 attached hereto. The description of Seller's product and service warranties set forth on Schedule 2.16 is correct and complete.

      2.17 Permits and Licenses. Schedule 2.17 lists all required permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over Seller, necessary in order to operate the Business in the manner presently conducted. All of such permits, licenses and/or franchises are valid, current and in full force and effect. Seller disclaims any representation or warranty as to whether any of such permits, licenses and/or franchises are transferable to Purchaser, provided that the transfer of any such permits and licenses and/or franchises are a condition of Purchaser's obligation to Close as provided in
Article VI.

      2.18 Employment Matters. Purchaser shall have the right, but not the obligation, to employ any or all of Seller's employees in Georgia. Seller shall remain liable for all current and accrued wages, employment taxes, severance, vacation and other employee benefits and obligations to all of Seller's employees accrued through the date(s) of their discharge by Seller, whether or not they accept employment from Purchaser. Seller represents that it has no employee pension benefit plans, as defined in Section 3(s) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), simple IRA as defined in Section 408(p) of the Internal Revenue Code of 1986, as amended (the "Code"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, health plans, disability plans, life insurance plans, severance or termination pay plans or policies, employee retention agreements, cafeteria plans, as defined in Section 125 of the Code for which Purchaser shall have any liability or obligation. Seller agrees that to the extent that any employees are not hired by Purchaser and are discharged by Seller that Seller shall be responsible for any and all COBRA benefits/coverage as well as all other current and accrued wages, employment taxes, severance, vacation and other employee benefits and obligations.

      2.19 Litigation. Except as listed and described on Schedule 2.19, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation pending, or, to the knowledge of Seller, threatened, by or against Seller or any of the Assets. Seller is not aware of any state of facts, events, conditions or occurrences that would properly constitute grounds for or the basis of any meritorious suit, action, arbitration, proceeding or investigation against or with respect to Seller, the Assets or any part of the Real Property.


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      2.20 Transactions with Affiliates. Except as described on Schedule 2.20, no material Asset employed in the Business of Seller is owned by, leased from, or leased to any affiliate or any other officer or director of Seller or any affiliate of Seller.

      2.21 Events Adversely Affecting the Assets. No event, occurrence or condition, including any damage, destruction or loss (whether or not covered by insurance) exists as of this date which adversely affects any of the Assets or any portion of the Real Property or which may adversely affect the operation of Purchaser's Business to be conducted with the Assets and the Real Property subsequent to the Closing or which, with the passage of time or the giving of notice, could adversely affect any of such Assets, any portion of the Real Property or such business.

      2.22 No Condemnation. Seller has not received any notice from any governmental or quasi-governmental body or agency or from any person or entity with respect to any actual or threatened taking of any portion of the Real Property for any public or quasi-public purpose by the exercise of the right of condemnation or eminent domain, nor does Seller have any knowledge of any such actual or threatened taking. Further, Seller has not received any notice of any existing or threatened lawsuit by which any party claims an interest in any portion of the Real Property.

      2.23 Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, and to any and all other Sections(s) of this Agreement to which such recitations reasonably relate, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

      2.24 Accuracy of Representations and Warranties. The representations and warranties made by Seller including the Schedules attached hereto, or in any document or certificate furnished or to be furnished by Seller pursuant to the terms of this Agreement, or any information contained in such documents or certificates do not contain, and will not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. Such representations and warranties are true and correct on the date hereof and shall be true and correct in all respects at the time of the Closing.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to and for the benefit of Seller as follows:

      3.1 Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.


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      3.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary corporate action, and Purchaser has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Purchaser to consummate the transactions contemplated hereby.

      3.3 Valid and Binding Agreement. This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

      3.4 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by Purchaser, nor compliance with the terms and provisions of this Agreement on the part of Purchaser, will: (a) violate the Certificate of Incorporation or Bylaws of Purchaser, or any statute or regulation of any governmental authority, domestic or foreign, which affects and is material to the business of Purchaser; (b) require the issuance to or the obtaining by Purchaser of any authorization, license, consent or approval of or exemption from any Federal or state governmental agency; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which Purchaser is a party, or by which Purchaser is bound, or constitute a default thereunder.

                                   ARTICLE IV
                               COVENANTS OF SELLER

      4.1 Conduct of Business Prior to Closing. Between the date of this Agreement and the consummation of the transactions contemplated by this Agreement (the "Closing"), Seller shall:

            (a) Continue to maintain with financially sound and reputable insurers insurance against such risks and in such amounts of coverage as is acceptable to Purchaser (including casualty insurance coverage on the Real Property and improvements in an amount equal to at least the fair market value thereof); and comply with all applicable laws, ordinances, rules and regulations or orders which if not complied with could materially or adversely affect any of the Assets or the Real Property.

            (b) Not sell, transfer, lease, or otherwise dispose of, or permit the disposal or removal of, any of the Assets.

            (c) Execute a letter (approved by Purchaser) to each of the contracted tire generators explaining the sale and assigning the contract to Purchaser.

            (d) Use its best efforts to preserve Seller's business organizations intact and maintain its relationships with suppliers, customers, creditors, independent contractors, sales personnel, and employees and others having business relations with Seller.

            (e) With respect to the subject matter hereof, not enter into any agreements or transactions which are not in the normal course of business or which are contrary to any provision hereof without the prior written consent of Purchaser, and, except to the extent permitted elsewhere in this Agreement, make any changes or modifications in any agreements affecting any of the Assets to which it is a party.

            (f) Not take any action or permit any action to be taken that might impair the value of any of the Assets.

            (g) Timely file all reports and tax returns due to any governmental agency and timely pay all sums due thereunder, unless payment is being contested in good faith.

      4.2 Access - Purchaser's Inspections and Investigations. Seller shall permit Purchaser and its representatives (including Purchaser's legal counsel, accountants, engineers, employees, and other representatives) to have reasonable access during normal business hours to the offices, properties, books and records of Seller and to conduct physical inspections of the Assets and the Real Property (including, but not limited to, environmental assessments of the Real Property), and shall furnish to Purchaser and its representatives, for inspection and copying, such financial and operating data, contracts, insurance policies, title documents and other information with respect to the Business, the Assets and the Real Property, which are from time to time reasonably requested in order that Purchaser and its representatives may make such inspections and investigations as Purchaser deems necessary to ascertain the value and condition of the Assets and the Real Property, the value thereof and the feasibility of Purchaser's purchase of the Assets and the Real Property. Seller shall cooperate with Purchaser and Purchaser's agents, employees and independent contractors, and provide access to the Real Property and the Assets for the purpose of conducting the inspections described in this Section.

      4.3 Exclusive Rights. In consideration of the expenditures of time, effort and expense incurred and to be incurred by Purchaser in connection with the preparation of this Agreement and in conducting its due diligence investigations and review contemplated herein, Purchaser shall have the exclusive right and option during the term of this Agreement to acquire the Assets, and Seller agrees that, prior to any valid termination of this Agreement pursuant to
Article IX below, neither Seller nor any of its officers, directors, affiliates, representatives or other agents will solicit or otherwise entertain any offers or inquiries, or negotiate with or enter into any discussions, commitments, agreements or understandings with any person, firm or entity (other than Purchaser) in respect of any sale or disposition in any manner of any portion of the leasehold interest in the Assets which, if consummated, would frustrate the intent of this Agreement.

      4.4 Conditions and Best Efforts. Seller shall use its best efforts to effectuate the transactions contemplated by this Agreement and to timely fulfill all of the conditions to their obligations and the obligations of Purchaser under this Agreement and shall do all such acts and things as may be reasonably required to carry out their obligations hereunder and to consummate and complete this Agreement.

      4.5 Employees. Buyer shall have the right, but not the obligation, to hire any of the employees employed by Seller prior to the Closing, on such terms and conditions as Buyer deems appropriate in its sole discretion. Seller agrees not to take any action or permit the taking of any action prior to and subsequent to the Closing which might prevent or discourage those employees of Seller that Purchaser desires to hire after the Closing to accept employment with Purchaser; provided, however, that Purchaser shall have no obligation to employ any of such persons and Seller shall have no obligation to continue to employ any employees currently employed by Seller.

      4.6 No Change in Warranties and Representations. Between the date hereof and the Closing, Seller will take no action that would cause any representation or warranty made by any of them in this Agreement to become untrue or inaccurate in any respect as of the Closing.

      4.7 Notification. If, prior to the Closing, any adverse event occurs or is about to occur with respect to the Business, or if any of the representations or warranties made in this Agreement made by Seller becomes untrue or inaccurate in any respect, or if Seller is in breach of or default under any of their agreements or covenants hereunder, then shall immediately provide Purchaser with written notice of such occurrence or fact.

                                   ARTICLE V
                      ADDITIONAL AGREEMENTS OF THE PARTIES

      5.1 Confidentiality. The parties agree that they will each maintain in confidence and not disclose to any third party, and will cause their respective Affiliates, directors, officers, employees, agents, and advisors to maintain in confidence and not disclose to any third party, any information obtained from any other party in connection with this Agreement or the transactions contemplated hereby, unless such information becomes publicly available through no fault of such party, the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or the furnishing or use of such information is required by legal proceedings or otherwise by any applicable law.

      5.2 Publicity. Either party shall have the right to issue press releases or other public statements regarding the execution of this Agreement and the transactions contemplated hereunder; provided, however, that such releases and statements shall not include any disclosure of the financial terms of this Agreement, except to the extent that such disclosures are required by law.

      5.3 Right to Conduct Inventory. At any time after the execution of this Agreement, Purchaser shall have the right to conduct an inventory of the Assets.

      5.4 Non-Competition and Confidentiality Agreement. On the Closing Date, Purchaser and Seller shall enter into a non-competition and confidentiality agreement substantially in the form of Exhibit 5.4 attached hereto.

      5.5 Non-Interference. Neither of the parties shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Article VI or Article VII below.

                                   ARTICLE VI
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

      The obligations of Purchaser to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Purchaser:

      6.1 Accuracy of Representations and Warranties. All representations and warranties made by Seller and Parent in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to Purchaser pursuant to this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

      6.2 Performance. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date, including, but not limited to, all covenants and agreements described in Article IV and Article V of this Agreement.

      6.3 Certification. Purchaser shall have received a certificate, dated the Closing Date, signed by Seller and Parent certifying, in such detail as Purchaser and its legal counsel may reasonably request, that the conditions specified in Sections 6.1 and 6.2 above have been fulfilled.

      6.4 Good Standing Certificates. Seller and Parent shall have delivered to Purchaser a certificate issued by the Secretary of State of the State of Georgia and the Secretary of State of Delaware, evidencing the good standing of Seller and Parent, respectively, in such jurisdiction as of a date not more than ten
(10) calendar days prior to the Closing Date.

      6.5 Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against or involving Seller, the Business, the Assets or the Real Property, or pertaining to the transactions contemplated by this Agreement or their consummation, shall be pending or threatened on the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on the Real Property or the business to be conducted by Purchaser after the Closing with the Assets, or impair the ability of Seller to transfer and deliver to Purchaser title to the Assets and the Real Property free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments of any kind or nature whatsoever.

      6.6 Consents. All necessary disclosures to and agreements and consents of
(a) any party to any of the Contracts and/or any licensing authorities, and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to Purchaser, including the written consent from the Georgia Department of Natural Resources and Environmental Protection Divisions to operate the Business.

      6.7 Condition of Property. Between the date of this Agreement and the Closing Date, assets of Seller having an aggregate replacement value of $5,000 or more, including any of the Seller's Facilities, inventories, supplies and machinery, equipment and other fixed assets, shall not have been lost, destroyed or irreparably damaged by fire, flood, explosion, theft or any other cause, whether or not covered by insurance.

      6.8 No Bankruptcy. No proceeding shall have been commenced by or against Seller or Parent under any bankruptcy, or insolvency or similar laws.

      6.9 No Material Adverse Change. There shall not have occurred any event or condition which could have a material adverse effect on the Assets, any of the Real Property, any of the Seller's Facilities or the business or operations of Purchaser to be conducted with the Assets subsequent to the Closing.

      6.10 Seller's and Parent's Documents. Seller and Parent (with respect to the document described in 6.10(d)) shall have duly executed and delivered to Purchaser at the Closing, all of the following instruments and documents (all of which shall be in a form satisfactory to Purchaser in Purchaser's sole discretion):

            (a) A Warranty Bill of Sale from Seller transferring to Purchaser good and marketable title to the Assets;

            (b) An Assignment and Assumption Agreement with respect to the assignment of the Contracts from Seller to Purchaser and the assumption thereof by Purchaser (the "Assignment and Assumption Agreement");

            (c) A letter from Seller (approved by Purchaser) to each of Contracted Tire Generators explaining the sale and assigning the rights of the contract to Purchaser;

            (d) The Executed Sublease Agreement;

            (e) Non-Disturbance document(s) acceptable to Purchaser;

            (f) The Non-Competition and Confidentiality Agreement;

            (g) An affidavit establishing the Seller's exemption from the withholding requirements of the Foreign Investment in Real Property Tax Act, as amended ("FIRPTA"). If the Seller fails to provide such an affidavit, Purchaser will be entitled to withhold from the Purchase Price and pay to the Internal Revenue Service the sums required to be withheld by FIRPTA (and the amount so withheld shall be paid by Purchaser, out of the cash payment due at Closing, to the Internal Revenue Service, in order for Purchaser to comply with the provisions of Section 1445 of the Internal Revenue Code of 1986 or successor similar legislation, as the same may be amended hereafter);

            (h) Termination statements and releases with respect to any and all of the liens, claims and encumbrances on or with respect to the Assets and the leasehold interest in the Real Property; and

            (i) All other documents and instruments required under this Agreement to be executed and delivered by Seller and Parent to carry out the intent of, and fulfill the obligations of Seller and Parent under, this Agreement.

      6.11 Cooperation. From and for a period of six (6) months after the Closing Date, Seller and Parent shall provide Purchaser and its authorized representatives with such assistance, cooperation and information as is reasonably requested by Purchaser in order to effect the transition of the Business from Seller to Purchaser.

      6.12 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Purchaser and its legal counsel. Seller shall have submitted to Purchaser or its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Seller which Purchaser may have requested in connection with said transactions.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      The obligations of Seller to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Seller:

      7.1 Accuracy of Representations and Warranties. All representations and warranties made by Purchaser in this Agreement and/or in any written statement delivered by Purchaser under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

      7.2 Performance. Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser on or before the Closing Date, including, but not limited to, satisfaction of all of Purchaser's covenants and agreements contained in Article V of this Agreement.

      7.3 Certification. Seller shall have received a certificate, dated the Closing Date, signed by Purchaser certifying, in such detail as their legal counsel may reasonably request, that the conditions specified in Sections 7.1 and 7.2 above have been fulfilled.

      7.4 Proceedings and Instruments Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto shall be reasonably satisfactory in form and substance to Seller and its legal counsel

      7.5 Purchaser's Documents. Purchaser shall have duly executed and delivered to Seller at the Closing, all of the following instruments and documents (all of which shall be in a form satisfactory to Seller in Seller's sole discretion):

            (a) The Executed Sublease Agreement;

            (b) The Non-Competition and Confidentiality Agreement; and

            (c) A termination and release of each of the agreements referred to in Section 1.5 hereof.

            (d) All other documents and instruments required under this Agreement to be executed and delivered by Purchaser to carry out the intent of, and fulfill the obligations of Purchaser under, this Agreement.

                                  ARTICLE VIII
                                     CLOSING

      8.1 Place and Date of Closing. Unless this Agreement is terminated pursuant to Article IX below, the Closing shall take place at 10:00 a.m. on a mutually convenient date designated by Purchaser and at the offices of a closing agent selected by Purchaser that is reasonably acceptable to Seller and that is located in Orlando, Florida (the "Closing Agent") (provided, however, that the Closing may take place through the delivery of all documents to the Closing Agent and to counsel for the Seller via telefax or overnight courier; provided, however that the Closing Date shall not be later than February 17, 2006, unless extended by mutual written agreement of the parties hereto (in either case, the "Outside Closing Date").

      8.2 Seller's and Parent's Obligations at the Closing. At the Closing and coincidentally with performance by Purchaser of its obligations under Section 8.3, Seller and Parent, if applicable, shall execute and/or deliver or cause to be delivered to Purchaser the following:

            (a) The documents and instruments required under Section 6.10;

            (b) Any satisfactions of mortgages and other secured indebtednesses, releases and UCC termination statements for all encumbrances and liens which are to be satisfied at or before the Closing pursuant to Section
      6.11 and the other provisions hereof;

            (c) Copies of Certified Resolutions of Seller's and Parent's Board of Directors authorizing the transactions contemplated under this Agreement, with certificates of Seller's and Parent's Secretary attached certifying to the continued effectiveness of such resolutions; and

            (d) All other documents required hereunder.

      8.3 Purchaser's Obligations at the Closing. At the Closing and coincidentally with performance by Seller of its obligations prescribed in
Section 8.2, Purchaser shall pay to Seller, in immediately available funds an amount equal to the Purchase Price and shall execute and/or deliver or cause to be delivered to Seller the following:

            (a) The documents and instruments required under Section 7.5; and

            (b) Copies of Certified Resolutions of Purchaser's Board of Directors, authorizing the transactions contemplated under this Agreement, with a certificate of Purchaser's Secretary attached certifying to the continued effectiveness of such resolutions.

      8.4 Possession. Sellers shall deliver possession of the Assets and the Real Property to Purchaser at the Closing and all keys to the improvements on the Real Property. All of the Tangible Personal Property and the Inventory will be located on the Real Property at the time of the Closing.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

      9.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

            (a) by mutual written consent of the parties hereto at any time prior to the Closing;

            (b) by Purchaser, upon delivery of written notice to Seller, in the event of a material breach by Seller of any provision of this Agreement, including any of the their respective covenants, warranties or representations contained herein, which breach remains uncured for at least ten (10) days after Purchaser provides written notice of such breach to Seller;

            (c) by Seller, upon delivery of written notice to Purchaser, in the event of a material breach by Purchaser of any provision of this Agreement, including any of its covenants, warranties or representations contained herein, which breach remains uncured for at least ten (10) days after Seller provides written notice of such breach to Purchaser; or

            (d) by Purchaser or Seller, upon delivery of written notice to the other party or parties, as appropriate, if the Closing shall not have occurred on or before the Outside Closing Date, provided that the party or parties delivering such notice shall not have caused such failure to close.

      9.2 Effect of Termination. Except for the provisions of Section 5.1 and
Section 11.2, which shall survive any termination hereof, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no further force and effect, and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                    ARTICLE X
                                 INDEMNIFICATION

      10.1 Indemnification Agreement. Seller and Parent jointly and severally agree to indemnify, save, hold harmless and insure Purchaser and each of its shareholders, directors, officers, employees, attorneys, agents and affiliates from and against, and reimburse each of them for, any and all expenses, losses, costs, deficiencies, liabilities and damages (including, but not limited to, related reasonable attorney and paralegal fees and costs) incurred or suffered by Purchaser (collectively, "Indemnifiable Damages") arising out of, relating to, or resulting from (i) any inaccuracy in, any breach of, or any default of, any representation, warranty, covenant or agreement of Seller contained in this Agreement, including the Schedules attached hereto, or in any agreement, document or other papers delivered pursuant hereto, (ii) any liability or obligation (including, but not limited to, any federal, state, county, or other tax or assessment of any kind whatsoever, plus any interest and penalties thereon), whether absolute or contingent, known or unknown, arising from or otherwise related to the Business, the Assets or the Real Property, which existed as of the Closing and that arises out of, relates to, or results from any facts or circumstances that existed or took place prior to the Closing, other than obligations under the Contracts that arise from and after the Closing, (iii) any lawsuit or other proceeding or claim brought by any third party against Purchaser or any of its officers, directors, employees, agents, shareholders, successors and assigns, which arises out of, relates to, or results from any acts or omissions that took place in the course of, or otherwise in connection with, the Business prior to the Closing. The right of Purchaser to make a claim for Indemnifiable Damages for a breach of any of the agreements, covenants, representations and warranties made by the Seller in this Agreement or pursuant hereto shall survive the Closing of this Agreement for a period of two years. Without in any way limiting the foregoing, Seller and Parent acknowledge and agree to indemnify and defend Purchaser with respect to any claim or demand which is asserted by Tennessee Tire Recyclers, Tom Carter or any affiliate or successor thereof with respect to a claim for breach of any right of first refusal or option.

      10.2 Right to Control Disputes. Purchaser shall provide Seller with prompt written notice of any third party claim that could reasonably lead to a claim for Indemnifiable Damages hereunder. At the election of Seller and/or Parent, and provided Seller and Parent agree, in writing, to indemnify Purchaser, Seller and/or Parent shall have the exclusive right, at their sole expense, to defend against any such third-party claim and, after notification to Purchaser that Seller and/or Parent has elected to indemnify Purchaser and defend Purchaser against such claim, neither Seller nor Parent shall have any liability or obligation to reimburse or indemnify Purchaser for any of Purchaser's own attorneys' fees and expenses in connection with such defense. Under such circumstances, Purchaser may participate in such defense at its own expense, provided that Seller and/or Parent shall control such defense and shall be liable for Indemnifiable Damages resulting therefrom.

                                   ARTICLE XI
                                      COSTS

      11.1 Finder's or Broker's Fees. Each of Seller and Purchaser represents and warrants to and for the benefit of the other that neither has dealt with any broker or finder and no such person is entitled to any commission or finder's fee in connection with any of the transactions contemplated hereby.

      11.2 Closing Expenses. Seller shall pay for the cost of recording any Closing documents that are to be recorded, such as any satisfactions of mortgage. Purchaser shall be responsible for any sales tax due with respect to the transfer of title of any motor vehicles pursuant to the terms of this Agreement. The parties shall each be responsible for their own respective professional fees and other costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                                   ARTICLE XII
                                FORM OF AGREEMENT

      12.1 Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules and Exhibits hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules or Exhibits.

      12.2 Entire Agreement; Waivers. This Agreement (including the Schedules and Exhibits hereto) and the other documents to be delivered hereunder (collectively, the "Transaction Documents") constitute the entire agreement between the parties pertaining to the subject matter hereof and thereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the Schedules and Exhibits hereto and the other Transaction Documents. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      12.3 Counterparts; Facsimile Signatures. This Agreement and the Transaction Documents may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed documents furnished via facsimile shall be deemed to evidence original counterparts and shall be binding upon the parties thereto.

                                  ARTICLE XIII
                                     PARTIES

      13.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

      13.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the day after the date sent by recognized overnight courier service with all charges prepaid or billed to the account of the sender, (c) three (3) days after being deposited in the United States mail if sent by first class mail, registered or certified, postage prepaid, or (d) when sent by facsimile transmission, to the party being notified at its address or facsimile number set forth below or such other address or facsimile number as any party hereto shall subsequently notify all other parties hereto in writing, provided that a copy of the material so transmitted is delivered to the party so being notified no later than the next day either personally or via recognized overnight courier service:

            If to Purchaser:       Tires Into Recycled Energy and Supplies, Inc.
                                   617 Waughtown St. Bldg 300
                                   Winston-Salem, North Carolina, 27107

            with a copy to:        Lowndes, Drosdick, Doster, Kantor & Reed,
                                   Professional Association
                                   215 North Eola Drive
                                   Orlando, Florida 32801
                                   Fax No.: (407) 843-4444
                                   Attention: Matt E. Beal, Esquire

 If to Seller or to Parent:         GreenMan Technologies of Georgia, Inc.
                                    c/o Greenman Technologies,Inc.
                                    7 Kimball Lane, Lynnfield, MA 01940
                                    Attn: Charles Coppa, CFO

            with a copy to:         Morse, Barnes, Brown and Pendleton, P.C.
                                    Reservoir Place
                                    1601 Trapelo Road,
                                    Waltham, MA 02451
                                    Attn: Carl F. Barnes, Esquire
                                    Fax (781) 622-5933

or to such other address as any party shall have specified by notice in writing given to the other party.

                                   ARTICLE XIV
                                  MISCELLANEOUS

      14.1 Further Assurances. From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, instruments, certificates and other documents, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

      14.2 Amendments and Modifications. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

      14.3 Assignment. At Purchaser's election, Purchaser may assign its rights to acquire the Assets as provided in this Agreement to a wholly-owned subsidiary or affiliate of Purchaser, in which case, on the Closing Date, Seller shall convey the Assets and enter into the Sublease Agreement with respect to the Real Property with respect to such subsidiary or affiliate. Other than such an assignment to a wholly owned subsidiary of Purchaser, this Agreement shall not be assignable by any party hereto without the written consent of all of the other parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

      14.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, legal representatives, successors and permitted assigns.

      14.5 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other agreements, written or oral, between the parties with respect thereto.


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

      14.6 Attorney Fees. In any action or proceeding between any of the parties concerning this Agreement or its enforcement, the prevailing party or parties in such action or proceeding shall be entitled to collect and recover from the non-prevailing party or parties all costs of such action or proceeding incurred by such prevailing party or parties, including, but not limited to, reasonable attorney fees and costs through all levels of proceedings, including appeals.

      14.7 Governing Law. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of Florida applicable to contracts made and to be performed wholly within such State.

      14.8 Jurisdiction; Venue. Jurisdiction of and venue for any action or proceeding arising out of or connected with this Agreement shall lie exclusively in the state courts of competent jurisdiction in and for Orange County, Florida. Each of the parties hereto expressly waives its rights as to any other jurisdiction and venue and agrees that it shall be subject personally to the jurisdiction of the agreed-upon court(s).

      14.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

      14.10 Rules of Construction. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa, as appropriate in the context. Titles of Articles, Sections and Subsections are for convenience of reference only, and shall neither limit nor amplify the provisions of this Agreement itself. References in this Agreement to particular Articles, Sections or Subsections are references to Articles, Sections or Subsections of this Agreement unless otherwise specifically provided. The words "hereof," "herein," "hereto" and "hereunder" shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specifically provided.

      14.11 Counterparts. This Agreement may be executed in counterparts and transmitted by facsimile transmission, and each of such counterparts, whether an original or facsimile of an original will be deemed to be an original and all of such counterparts together will constitute a single agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

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              THE SIGNATURES OF THE PARTIES ARE ON THE NEXT PAGES]


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

                                          PURCHASER:

                                          TIRES INTO RECYCLED ENERGY
                                          AND SUPPLIES, INC., a North Carolina
                                          corporation

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________


STATE OF ___________________________
COUNTY OF __________________________


      The foregoing instrument was acknowledged before me this ___ day of February, 2006, by David L. Forrester as President of Tires Into Recycled Energy and Supplies, Inc., a North Carolina corporation, for and on behalf of said corporation. He/She is personally known to me or has produced
____________________ ________________________ as identification.


                                          _____________________________________
                                          Notary Public, State of _____________
                                          Printed Name: _______________________
                                          Commission Number: __________________
                                          Commission Expires: _________________


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            THE SIGNATURES OF THE PARTIES CONTINUE ON THE NEXT PAGE]

                                          SELLER:

                                          GREENMAN TECHNOLOGIES OF
                                          GEORGIA, INC., a Georgia corporation


                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________


STATE OF ___________________________
COUNTY OF __________________________

      The foregoing instrument was acknowledged before me this __ day of February, 2006, by _______________________________________ as
____________________________ of GreenMan Technologies of Georgia, Inc., a Georgia corporation, for and on behalf of said corporation. He/She is personally known to me or has produced ____________________ ________________________ as identification.


                                          _____________________________________
                                          Notary Public, State of _____________
                                          Printed Name: _______________________
                                          Commission Number: __________________
                                          Commission Expires: _________________



            [THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY; THE SIGNATURES OF THE PARTIES CONTINUE ON THE NEXT PAGE]

                                          SELLER:

                                          GREENMAN TECHNOLOGIES, INC.,
                                          Delaware corporation

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________


STATE OF ___________________________
COUNTY OF __________________________

      The foregoing instrument was acknowledged before me this ___ day of February, 2006, by _______________________________________ as
____________________________ of GreenMan Technologies Inc., a Delaware corporation, for and on behalf of said corporation. He/She is personally known to me or has produced ____________________ ________________________ as identification.


                                          _____________________________________
                                          Notary Public, State of _____________
                                          Printed Name: _______________________
                                          Commission Number: __________________
                                          Commission Expires: _________________


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